                                                Exhibit 4.3
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE EXCHANGE ACT
Authorized Capital Stock
Under our amended and restated certificate of incorporation, our authorized capital stock consists of 110 million shares of our common stock, par value $0.01 per share, and 11 million shares of our preferred stock, par value $0.01 per share.
Common Stock
Dividend Rights. Subject to the rights, if any, of the holders of any outstanding series of our preferred stock, holders of our common stock are entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors (our “Board”).
Voting Rights. Each holder of our common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.
Liquidation. If we liquidate, dissolve or wind up our affairs, holders of our common stock are entitled to share proportionately in all assets available for distribution to stockholders, subject to the rights, if any, of the holders of any outstanding series of our preferred stock.
Other Rights. All of our outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.
Preferred Stock
Under the our amended and restated certificate of incorporation, and subject to the limitations prescribed by law, the Board may issue preferred stock in one or more series and may establish from time to time the number of shares to be included in such series and may fix the designation, the voting powers, if any, and preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. See “— Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws.”
When and if the Company issues any shares of preferred stock, the Board will establish the number of shares and designation of such series and the voting powers, if any, and preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, for the particular series of preferred stock.
Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and bylaws contain, and Delaware statutory law contains, provisions that could make acquisition of our company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description set forth below is only a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, both of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.
Classified Board of Directors. Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors. Directors of each class are elected for three-year terms, and each year our stockholders will elect one class of our directors, with a term expiring at the third annual meeting of stockholders following the annual meeting at which such directors were elected. Under this classified board structure, it would take at least two elections of directors for any individual or group to gain control of our Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.
Number of Directors; Filling Vacancies; Removal. Our amended and restated certificate of incorporation and bylaws provide that our business and affairs will be managed by or under the direction of our Board. Our amended and restated certificate of incorporation and bylaws provide that the Board will consist of not less than three nor more than nine members, with the exact number of directors within these limits to be fixed exclusively by the Board. In addition, our amended and restated certificate of incorporation provides that any board vacancy, including a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by the sole remaining director. Delaware statutory law provides that, if a Delaware corporation has a classified board, unless the certificate of incorporation provides otherwise, its directors may only be removed for cause. Our amended and restated certificate of incorporation provides that any director, or the entire Board, may be removed from office at any time, only for cause in accordance with Delaware law, by the affirmative vote of the holders of at least 66 /3 percent of the total voting power of the outstanding shares of our capital stock entitled to vote in any annual election of directors, voting as a single class. These provisions will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.
Special Meetings. Our amended and restated certificate of incorporation and bylaws provide that special meetings of the stockholders may only be called by our Board or certain of our officers. These provisions will make it more difficult for stockholders to take an action opposed by our Board.
No Stockholder Action by Written Consent Unless Approved by the Board. Our amended and restated certificate of incorporation and bylaws require that all actions to be taken by stockholders must be taken at a duly called annual or special meeting, and stockholders are not permitted to act by written consent unless both the action and the taking of the action by written consent are approved in advance by our Board. These provisions will make it more difficult for stockholders to take an action opposed by our Board.
Amendments to Our Certificate of Incorporation. Our amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 66 /3 percent of the total voting power of the outstanding shares of our common stock entitled to vote, voting as a single class, is required to amend or repeal, or adopt any provision inconsistent with, certain provisions in our amended and restated certificate of incorporation, including those provisions providing for a classified board, provisions regarding the filling of vacancies on the Board, provisions providing for the removal of directors provisions regarding the calling of special meetings, provisions regarding stockholder action by written consent and provisions regarding amendment of our certificate of incorporation. These provisions will make it more difficult for stockholders to make changes to our certificate of incorporation.
Amendments to Our Bylaws. Our amended and restated certificate of incorporation provides that our Board shall have the power to adopt, amend or repeal the bylaws. Any such adoption, amendment or repeal of the bylaws by the Board shall require approval of a majority of the entire Board. Our amended and restated certificate of incorporation provides that, notwithstanding any other provision of our amended and restated certificate of incorporation, the affirmative vote of the holders of at least 66 /3 percent of the total voting power of the outstanding shares of our common stock entitled to vote, voting as a single class, is required for our stockholders to amend or repeal, or adopt, any provisions in our bylaws. These provisions will make it more difficult for stockholders to make changes to our bylaws that are opposed by our Board.
Requirements for Advance Notification of Stockholder Nomination and Proposals. Under our amended and restated bylaws, stockholders of record are able to nominate persons for election to our board of directors or bring other business constituting a proper matter for stockholder action at annual meetings only by providing proper notice to our secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in some cases, prior to the tenth day following the announcement of the meeting) and must include, among other information, the name and address of the stockholder giving the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting. Nothing in our amended and restated bylaws will be deemed to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Contests for the election of directors or the consideration of stockholder proposals will be precluded if the proper procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposals.
Exclusive Forum Selection. Our amended and restated bylaws provide that, unless we otherwise consent in writing to selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our company, any action asserting a claim of breach of a fiduciary duty owed by any our directors, officers, employees or agents to our company or our stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation or our bylaws, or any action asserting a claim governed by the internal affairs doctrine. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for intra-corporate disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits.
Section 203 of the Delaware General Corporation Law
Section 203 of the DGCL generally provides that, subject to certain specified exceptions, a corporation will not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless (1) before that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (3) on or after such time, both the board of directors of the corporation and at least 66 /3 percent of the outstanding voting stock that is not owned by the interested stockholder approves he business combination. Section 203 of the DGCL generally defines an “interested stockholder” to include (x) any person that owns 15 percent or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and owned 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.
Section 203 of the DGCL generally defines a “business combination” to include (1) mergers and sales or other dispositions of 10 percent or more of the corporation’s assets with or to an interested stockholder, (2) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (3) certain transactions that would increase the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (4) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits.
Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. A corporation may elect not to be governed by the restrictions on business combination under Section 203 by adopting provisions of its certificate of incorporation or bylaws in accordance with 203. Neither our amended and restated certificate of incorporation nor our amended and restated bylaws exclude us from the restrictions imposed under Section 203 of the DGCL. We anticipate that Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board as the restrictions on business combinations will apply unless our Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction that results in the stockholder becoming an interested stockholder.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare.
Listing
Our common stock is listed on Nasdaq under the ticker symbol “KLXE.”
4